OFFERING CIRCULAR

Nouslogic Healthcare, Inc. is offering to sell 135,000 Common Stock Shares at an aggregate selling price of $40.74 Per Share offered on a best efforts basis

November 16, 2020

5150 Crenshaw Road #A150

Pasadena, Texas 77505

269-369-1788

https://www.nouslogichc.com/about

	Price to public	Underwriting	Proceeds to	Proceeds to
		discount and	issuer	other persons
		commissions
Per share/unit:	$40.74	$2.85	$37.89	None
Total Minimum	$225,000	$15,750	$209,250	None
Total Maximum	$5,500,000	$385,000	$5,115,000	None

*US Capital Global Securities shall be issued 3.5% of common stock in the form of warrants on a pro-rate basis

Nouslogic Healthcare, Inc.

USD $5.5 Million in Equity

US Capital Global Securities

555 Montgomery Street, Suite 1501

San Francisco, CA 94111

T +1 415 889 1010

F +1 415 358 5665

support@uscgs.com

www.uscapglobalsecurities.com

Table of Contents

Risk Factors	Pages 3 -7
Development Stage	Page 3
Inadequacy of Funds	Page 3
Dependency on Management	Page 3
Risks with Expansion of the Business	Page 3
Customer Base & Market Acceptance	Page 4
Competition	Page 4
Risk of Borrowing	Page 4
Unanticipated Obstacles to the Business	Page 4
Management Decisions as to use of Funds	Page 4
Control by Management	Page 5
Return of Profits	Page 5
No Assurance of Protection of property Rights & Reliance on Trade Secrets	Page 5
Limited Transfer and Liability	Page 5
Broker Dealer Sale of Shares	Page 6
Long Term Nature of Investment	Page 6
No Current Market for Shares	Page 6
Compliance with SEC Laws	Page 7
Offering Price	Page 7
Lack of Firm Underwriting	Page 7
Management	Page 8
Current Shareholders	Page 10
Litigation	Page 10
Transaction Summary	Page 10
Company Overview	Page 11
Financial Synopsis & Sources / Uses	Pages 11-12
Nouslogic Healthcare	Pages 12-16
Market and Competition	Pages 17-18
Valuation & Comparables	Page 19
Financial Projections	Page 20
Management Team	Page 20-21
Risk Factors	Page 21
APPENDIX	Pages 21-23
Cap Table	Page 21
Historic Financials	Pages 22-23
Disclaimer	Page 24
Exhibit Index & Signature Page	Page 25

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Risk Factors

Investing in the Company’s Shares is very risky. You should be able to bear a complete loss of your investment. You should carefully consider the following factors, including those listed in the accompanying business plan. See Risk Factors Section to more details.

Development Stage Business

The Company commenced operations in April 2015 and is organized as an ‘C’ Corporation under the laws of the State of Delaware. Accordingly, the Company has only a limited history upon which an evaluation of its prospects and future performance can be made. The Company’s proposed operations are subject to all business risks associated with new enterprises. The likelihood of the Company’s success must be considered in light of the problems, expenses, difficulties, complications, and delays frequently encountered in connection with the expansion of a business, operation in a competitive industry, and the continued development of advertising, promotions and a corresponding customer base. There is a possibility that the Company could sustain losses in the future. There can be no assurances that NOUSLOGIC HEALTHCARE INC. will even operate profitably.

Inadequacy of Funds

Gross offering proceeds of a minimum of $1,000,000 and a maximum of $ $2,000,000 may be realized. Management believes that such proceeds will capitalize and sustain the Company sufficiently to allow for the implementation of the Company’s Business Plans. If only a fraction of this Offering is sold, or if certain assumptions contained in Management’s business plans prove to be incorrect, the Company may have inadequate funds to fully develop its business and may need debt financing or other capital investment to fully implement the Company’s business plans.

Dependence on Management

In the early stages of development the Company’s business will be significantly dependent on the Company’s management team. The Company’s success will be particularly dependent upon: Hoang H Nhu, and Vu Doan Theriot, MD. The loss of any one of these individuals could have a material adverse effect on the Company. See “MANAGEMENT” section.

Risks Associated with Expansion

The Company plans on expanding its business through the introduction of a sophisticated marketing campaign. Any expansion of operations the Company may undertake will entail risks. Such actions may involve specific operational activities, which may negatively impact the profitability of the Company. Consequently, shareholders must assume the risk that (i) such expansion may ultimately involve expenditures of funds beyond the resources available to the Company at that time, and (ii) management of such expanded operations may divert Management’s attention and resources away from its existing operations, all of which factors may have a material adverse effect on the Company’s present and prospective business activities.

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Customer Base and Market Acceptance

While the Company believes it can develop a customer base through marketing to hospitals and the food preparation industry, the inability of the Company to develop such a customer base could have a material adverse effect on the Company. Although the Company believes that its products are unique over competitive products, no assurance can be given that the Company’s products will attain a degree of market acceptance on a sustained basis or that it will generate revenues sufficient for sustained profitable operations.

Competition

While there are other companies with hand hygiene tracking systems, Management believes that the Company’s system based on the latest Bluetooth Low Energy Technology is much more cost effective, and does not require installation modification. However, there is the possibility that new competitors can in the future produce competing products. Likewise, these new competitors could be better capitalized than the Company which could give them a significant advantage. There is the possibility that the competitors could capture significant market share of the Company’s intended market.

Risks of Borrowing

If the Company incurs indebtedness, a portion of its cash flow will have to be dedicated to the payment of principal and interest on such indebtedness. Typical loan agreements also might contain restrictive covenants, which may impair the Company’s operating flexibility. Such loan agreements would also provide for default under certain circumstances, such as failure to meet certain financial covenants. A default under a loan agreement could result in the loan becoming immediately due and payable and, if unpaid, a judgment in favor of such lender which would be senior to the rights of shareholders of the Company. A judgment creditor would have the right to foreclose on any of the Company’s assets resulting in a material adverse effect on the Company’s business, operating results or financial condition.

Unanticipated Obstacles to Execution of the Business

The Company’s business plans may change significantly. Many of the Company’s potential business endeavors are capital intensive and may be subject to statutory or regulatory requirements. Management believes that the Company’s chosen activities and strategies are achievable in light of current economic and legal conditions with the skills, background, and knowledge of the Company’s principals and advisors. Management reserves the right to make significant modifications to the Company’s stated strategies depending on future events.

Management Discretion as to Use of Proceeds

The net proceeds from this Offering will be used for the purposes described under “Use of Proceeds.” The Company reserves the right to use the funds obtained from this Offering for other similar purposes not presently contemplated which it deems to be in the best interests of the Company and its shareholders in order to address changed circumstances or opportunities. As a result of the foregoing, the success of the Company will be substantially dependent upon the discretion and judgment of Management with respect to application and allocation of the net proceeds of this Offering. Investors for the Shares offered hereby will be entrusting their funds to the Company’s Management, upon whose judgment and discretion the investors must depend.

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Control By Management

As of August 1st, 2016 the Company’s Directors and Executive Officers owned approximately 94.15% of the Company’s outstanding Shares. Upon completion of this Offering, the Company’s Directors and Executive Officers will own approximately 84.2% of then issued and outstanding Shares, and will be able to continue to control NOUSLOGIC HEALTHCARE INC. Investor shareholders will own a minority percentage of the Company and will have minority voting rights. Investors will not have the ability to control either a vote of the Company’s Directors and Executive Officers. See “MANAGEMENT” section.

Return of Profits

The Company intends to retain any initial future earnings to fund operations and expand the Company’s business. The Company, therefore, does not anticipate declaring any dividends in the foreseeable future. A shareholder will be entitled to receive revenue profits proportionate to the amount of Shares held by that shareholder if and when the Company’s Management determines a profit distribution plan based upon the Company’s results of operations, financial condition, capital requirements, and other circumstances. See “DESCRIPTION OF SECURITIES” section.

No Assurances of Protection for Proprietary Rights; Reliance on Trade Secrets

In certain cases, the Company may rely on trade secrets to protect intellectual property, proprietary technology and processes, which the Company has acquired, developed or may develop in the future. There can be no assurances that secrecy obligations will be honored or that others will not independently develop similar or superior products or technology. The protection of intellectual property and/or proprietary technology through claims of trade secret status has been the subject of increasing claims and litigation by various companies both in order to protect proprietary rights as well as for competitive reasons even where proprietary claims are unsubstantiated. The prosecution of proprietary claims or the defense of such claims is costly and uncertain given the uncertainty and rapid development of the principles of law pertaining to this area. The Company, in common with other firms, may also be subject to claims by other parties with regard to the use of intellectual property, technology information and data, which may be deemed proprietary to others.

Limited Transferability and Liquidity

To satisfy the requirements of certain exemptions from registration under the Act, and to conform with applicable state securities laws, each investor must acquire his Shares for investment purposes only and not with a view towards distribution. Consequently, certain conditions of the Act may need to be satisfied prior to any sale, transfer, or other disposition of the Shares. Some of these conditions may include a minimum holding period, availability of certain reports, including financial statements from the Company’s limitations on the percentage of Shares sold and the manner in which they are sold. The Company can prohibit any sale, transfer or disposition unless it receives an opinion of counsel provided at the holder’s expense, in a form satisfactory to the Company, stating that the proposed sale, transfer or other disposition will not result in a violation of applicable federal or state securities laws and regulations. No public market exists for the Shares and no market is expected to develop. Consequently, owners of the Shares may have to hold their investment indefinitely and may not be able to liquidate their investments in the Company or pledge them as collateral for a loan in the event of an emergency.

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Broker - Dealer Sales of Shares

The Company’s Common Stock Shares are not presently included for trading on any exchange, and there can be no assurances that the Company will ultimately be registered on any exchange. The NASDAQ Stock Market, Inc. has recently enacted certain changes to the entry and maintenance criteria for listing eligibility on the NASDAQ SmallCap Market. The entry standards require at least $4 million in net tangible assets or $750,000 net income in two of the last three years. The proposed entry standards would also require a public float of at least $1 million shares, $5 million value of public float, a minimum bid price of $2.00 per share, at least three market makers, and at least 300 shareholders. The maintenance standards (as opposed to entry standards) require at least $2 million in net tangible assets or $500,000 in net income in two of the last three years, a public float of at least 500,000 shares, a $1 million market value of public float, a minimum bid price of $1.00 per share, at least two market makers, and at least 300 shareholders.

No assurance can be given that the Common Stock Share of the Company will ever qualify for inclusion on the NASDAQ System or any other trading market until such time as the Management deem it necessary. As a result, the Company’s Common Stock Shares are covered by a Securities and Exchange Commission rule that opposes additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors. For transactions covered by the rule, the broker-dealer must make a special suitability determination for the purchaser and receive the purchaser’s written agreement to the transaction prior to the sale. Consequently, the rule may affect the ability of broker-dealers to sell the Company’s securities and will also affect the ability of shareholders to sell their Shares in the secondary market.

Long Term Nature of Investment

An investment in the Company may be long term and illiquid. As discussed above, the offer and sale of the Shares will not be registered under the Act or any foreign or state securities laws by reason of exemptions from such registration, which depends in part on the investment intent of the investors. Prospective investors will be required to represent in writing that they are purchasing the Shares for their own account for long-term investment and not with a view towards resale or distribution. Accordingly, purchasers of Shares must be willing and able to bear the economic risk of their investment for an indefinite period of time. It is likely that investors will not be able to liquidate their investment in the event of an emergency.

No Current Market For Shares

There is no current market for the Shares offered in this private Offering and no market is expected to develop in the near future.

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Compliance with Securities Laws

The Shares are being offered for sale in reliance upon certain exemptions from the registration requirements of the Securities Act, applicable Texas Securities Laws, and other applicable state securities laws. If the sale of Shares were to fail to qualify for these exemptions, purchasers may seek rescission of their purchases of Shares. If a number of purchasers were to obtain rescission, the Company would face significant financial demands, which could adversely affect the Company as a whole, as well as any non-rescinding purchasers.

Offering Price

The price of the Shares offered has been arbitrarily established by the Company, considering such matters as the state of the Company’s business development and the general condition of the industry in which it operates. The Offering price bears little relationship to the assets, net worth, or any other objective criteria of value applicable to the Company.

Lack of Firm Underwriter

The Shares are offered on a “best efforts” basis by the Management of the Company without compensation and on a “best efforts” basis through certain FINRA registered broker-dealers, which enter into Participating Broker-Dealer Agreements with the Company. Accordingly, there is no assurance that the Company, or any FINRA broker-dealer, will sell the maximum Shares offered or any lesser amount.

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Management

At the present time, two individuals are actively involved in the management of the Company. The Directors and Executive Officers are:

●             Hoang H Nhu – CEO & Founder

●             Vu Doan Theriot, MD – President & Cofounder

Hoang H Nhu – CEO & Founder

Thirty years of hands-on experience in state-of-the-art product innovation and development of digital signal processing algorithms, SoC System-on-Chip architecture/design, wireless, mobile HW/SW application platform, and emerging technologies. Continuous proven track record in taking innovative products from ideas to development, mass production and market commercialization. Result-driven leadership and proven ability to work with a small team as well as manage team of 100s. Strong hands-on technical background with 11 issued patents and 6 pending patents.

Experience

Result Driven, Hands-On Technologist, System Architect, SoC ASIC Chip Lead, Inventor, Entrepreneur

HP, Broadcom, DeviceLab, KoolTechs Inc

CEO and Founder

KoolTechs Inc

2013 – Present

NousLogic Inc.

2014 – Present

NousLogic Healthcare

2014 - Present

DeviceLab Inc. 2013 – 2014

●	Manage a HW/FW/SW team to architect and develop a cloud-based embedded system platform that interfaces with iOS/Android smart wireless “appcessories” (app + accessories) for health/fitness/medical devices

SoCASIC Chip Lead Broadcom 2000 – 2013 (13 years)

●	Developed audio/graphic/video signal processing algorithms; prototyped them in FPGA hardware, and designed in SoC System on Chip ASIC for high-volume production
Led a large team of multi-sites EE ASIC designers worldwide to produce many VLSI SoC from concept, to architecture, design, verification, fab, production and QA test. These VLSI multi-cores chips are used as main SoC in digital TV’s, digital Set-top boxes, and communications platforms by leading consumer and communications operator manufacturers.

SoC ASIC Chip lead

Hewlett Packard (Home Imaging Division)

January 1994 – September 2000 (6 years 9 months)

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●	Architected, designed and managed HP’s first low-cost home-imaging copier SoC System-on-Chip from concept to mass production.

●	Led a team of SoC System-on-Chip EE designers in the design and mass production of HP’s pioneering PhotoSmart home-imaging printer/scanner/digital camera. HP PhotoSmart product launch marked the arrival of the digital photography era.

●	EE Manager in the most profitable division of HP: architected and developed the next-generation test system to test each HP inkjet cartridge as it comes out of the high-volume production line.

System Engineer

Applied Signal Technology

January 1992 – January 1994 (2 years 1 month)

●	Developed SW/FW signal processing algorithms and Hardware board/FPGA design for various companies and startups in Silicon Valley

R&D Engineer

Hewlett Packard , Instruments division

1984 – 1992 (8 years)

●	Developed DSP signal processing algorithms, system FPGA board and ASIC chip designs for Hewlett-Packard Dynamic Signal and Spectrum Analyzers

Vu Doan Theriot, MD

President & Cofounder

KoolTechs Inc.

2013 – Present

NousLogic Inc.

2014 – Present

NousLogic Healthcare Inc.

2014 - Present

President

Vu Doan Theriot, MD, PA

1989 – Present (25 years)

Family Physician

Management Compensation

There is no accrued compensation that is due any member of Management. Each Manager will be entitled to reimbursement of expenses incurred while conducting Company business. Each Manager may also be a shareholder in the Company and as such will share in the profits of the Company when and if revenues are disbursed. Management reserves the right to reasonably increase their salaries assuming the business is performing profitably and Company revenues are growing on schedule. Any augmentation of these salaries will be subject to the profitability of the Business and the effect on the Business cash flows. Management currently has no compensation and will not receive any salary until the company realizes net profit.

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Current Shareholders

The following table contains certain information as of September 1, 2014 as to the number of Shares beneficially owned by (i) each person known by the Company to own beneficially more than 5% of the Company’s Shares, (ii) each person who is a Managing Officer of the Company, (iii) all persons as a group who are Directors and/or Officers of the Company, and as to the percentage of the outstanding Shares held by them on such dates and as adjusted to give effect to this Offering.

Name	Position	Current %	Post Offering Max %
Hoang H Nhu	CEO	65.9	53.2%
Vu D Theriot, MD	President	28.25	22.7%
Investors	Investors	5.85	24.1%

Litigation

The Company is not presently a party to any material litigation, nor to the knowledge of Management is any litigation threatened against the Company, which may materially affect the business of the Company or its assets.

TRANSACTION SUMMARY

COMPANY:	Nouslogic Healthcare, Inc.

HEADQUARTERS:	Houston, Texas, United States

COMPANY INDUSTRY:	Med-Tech – Real Time Locating Solutions ( RLTS")

TYPE OF SECURITY:	Shares of Stock (Reg A Tier 1)

TERM OF ENGAGEMENT:	12 Months

AMOUNT:	$5.5 Million

INVESTOR:	Per Regulation A Tier 1 Retail Investors

PRICE PER SHARE:	135,000 shares of Common Stock at $40.74 per Share (the "Original Purchase Price").

MINIMUM INVESTMENT:	$10,000 Per Unit (Up to 550 Units of 245 Shares per unit)

FILING FEES:	$4,000 (Client to submit directly to SEC)

REG A COMPLIANCE FEES:	$10,000 (paid at time of engagement)

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COSTS TO COMPLETE:	Including Consulting, Investor Relations, Marketing – paid at First Close Initial Funding

MARKETING COSTS:	TBD – Under contract with USCG Advisors, LLC

INVESTOR RELATION COSTS:	TBD – Under contract with USCG Advisors, LLC

ADVISORY FEES:	At First Close Initial Funding

SUCCESS FEES:	7% & 3.5% Warrants (non-contingent)

PRE-MONEY VALUATION:	Fully diluted pre-money valuation of $34,000,000 and a fully diluted post-money valuation of $39,500,000, subject to change. Based on a sale of 13.5% of the Company s equity.

CAPITALIZATION:	The Company s capital structure before and after the Closing is set forth on Exhibit A.

PLACEMENT AGENT:	Self Directed

COMPANY OVERVIEW

Nouslogic Healthcare, Inc., (‘Nouslogic’, or the ‘Company’), is a Real Time Locating Solutions (‘RTLS’) provider of innovative infection control, compliance, and monitoring technology for the healthcare, food service, and hospitality markets. Nouslogic’s patented Blue Tooth Low Energy (‘BLE’) mesh network creates a Healthcare Event Management System (‘HEMS’) and Remote Patient Monitoring (RPM) System to monitor and enforce compliance for critical hospital events such as infection control protocols (hand washing) and home-based vitals monitoring. HEMS is tailored and scalable for immediate deployment to take advantage of market trends post Covid-19 health compliance requirements. Layered services provide a lifetime of sales opportunities and annualized revenue in addition to initial capital outlay.

FINANCIAL SYNOPSIS

Summary Consolidated
Currency USD
Unaudited By Management
	2021	2022	2023	2024	2025	Cumulative
Revenue	$12,033,474	$97,557,042	$216,081,537	$384,553,194	$721,693,842	$1,431,919,088
Year to year Growth (%)		710.71%	121.49%	77.97%	87.67%	98.41%
Total Operating Expenses	($6,302,847)	($51,910,421)	($115,210,555)	($198,266,445)	($350,699,031)	($722,389,298)
EBITDA Margin (% of total Sales)	52.38%	53.21%	53.32%	51.56%	48.59%	50.45%
EBITDA	$4,215,166	$45,646,620	$100,870,982	$186,286,749	$370,994,811	$708,014,329
% of Sales	35.03%	46.79%	46.68%	48.44%	51.41%	49.45%
Net Income	$3,329,981	$36,060,830	$79,688,075	$147,166,532	$293,085,901	$559,331,320
% of Sales Total	27.67%	36.96%	36.88%	38.27%	40.61%	39.06%

**Source: Nouslogic Financial Model 10.08.2020.xls

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SOURCES & USES

Transaction Summary:

Nouslogic is seeking $5,500,000 through private equity from individual or institutional investors by offering 135,000 shares of Common Stock at $40.74 per share. The Company will achieve a post money valuation of ~$39.5 million with new investment having ~13.5% ownership. Use of proceeds will be for commercial launch of the product to include key staffing, leasing of office space, sales & marketing efforts, legislative initiatives, and continued R&D of next generation products.

Sources & Use of Funds
Reg A Equity	$5,500,000	Personnel	$1,500,000
		Manufacturing /R&D	$1,250,000
		Legislative Initiative	$1,000,000
		Marketing	$750,000
		Banking Fees	$500,000
		Contingency	$500,000
Total Source	$5,500,000	Total Use	$5,500,000

Sources:

Regulation A+ Offering

Uses:

1. Personnel – includes payroll for 12 months

2. Manufacturing – includes COGS for 12 months

3. Marketing – Includes fixed marketing for 2 years

NOUSLOGIC HEALTHCARE

Nouslogic Healthcare, Inc. is the brainchild of Hoang Nhu. As an R&D executive in the early 2000s at Broadcom, a leading wireless semiconductor company, Mr. Nhu was always looking to the future. In 2005, he formed a small team of advisors to help him target low cost wireless technologies for emerging markets. Though they did not know it yet, this small team of advisors became the backbone of what would become Nouslogic Healthcare, Inc. Now, Nouslogic’s technology provides superior RTLS performance that results in better health and regulatory compliance, while increasing efficiency, leading to cost savings for the organization.

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Nouslogic HEMS system targets forward looking institutions to help reduce infections, improve patient/customer/employee experience, eliminate CMS penalties, reduce liability, and save lives. HEMS has been demonstrated to dramatically improve hand washing compliance. Testing has demonstrated real world increases from 65% to over 90% compliance rates with the addition of the HEMS system. Additionally, the HEMS architecture can be used for everything from enhancing maintenance and locating equipment, to securing maternity wards.

Nouslogic’s RPM Monitoring System uses the same technology to provide physicians the ability to monitor a patients vital statistics and drug interactions at home. The ability to monitor a patient in real time is a vital component for the management of chronic disease and the prevention of emergent events such as stroke. Due to the dramatic cost savings this technology can offer CMS ( Center for Medicare and Medicaid studies) has just authorized strong reimbursement for the use of this technology. The 50M patients currently enrolled in Medicare make the largest single target market of any med tech launch in recent history.

Healthcare Event Management System - HEMS

Nouslogic has developed HEMS to system to provide real time monitoring and reporting of hand hygiene events through the propriety mesh network, wearer badges, and soap dispenser receivers. Information is provided in real time to a reporting dashboard that delivers instantaneous feedback to an organization’s leadership. Nouslogic will deploy a team to install the HEMS technology. Nouslogic will then monitor key activities through the system and the complimentary software that records the information. The system is plug and play and can be connected to any hand soap dispenser within the facility.

Multiple Applications

Nouslogic’s current baseline hospital mesh network technology serves as the backbone for expansion of products across various industries. The same technology that supports infection reduction in hospitals can be used for multiple other applications. In addition to the IRMS, users receive access to Nouslogic’s Service Enhancement System (’SES’). The HEMS/SES allows instantaneous reporting of maintenance and equipment issues, generates reports for staff, and tracks completions. The hospital can choose to control this system entirely themselves, or to open it up for patient and visitor reporting. The end result is a more efficient hospital with higher patient safety and satisfaction. HEMS offers additional modules focused on patient throughput, maternity security, equipment locating, nursing and physician rounds, and patient interaction verification. Additional markets include industrial food preparation, restaurant, hospitality, and security.

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Benefits for Hospitals

●	Reduces hospital acquired infections
●	Protection from CMS penalties
●	Works with existing protocols
●	Reduces liability/regulatory risk
●	Minimal maintenance/IT impact
●	Instant feedback to healthcare providers, management

REMOTE PATIENT MONITORING - RPM

Only months old, Nouslogic’s newest product offering is growing at an exponential rate. Designed to service physicians and their 50M Medicare patients, the RPM System allows physicians to monitor patient vials, weight, Pulse Ox, Blood Glucose and more from the convenience of the patient’s home. This window into a patient’s daily status is instrumental in managing chronic conditions and predicting / treating emergent events. As a result of this demonstrated capability, and fueled by COVID 19, CMS has authorized extensive reimbursement for the use of this technology.

Remote Patient Monitoring (‘RPM’)

●	Communication Hub
●	Smart Scale
●	Smart Pill Bottle
●	Smart 7 Day Pill Box
●	Smart Blood Pressure Monitor
●	Smart Pulse Ox
●	Emergency Smart Card
●	Emergency Button

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Current Status

●	HEMS/IRMS has been beta tested and validated over a six-month trial:

o	Currently awaiting installation date at Connecticut Children’s Hospital
o	Beta Testing

■	HEMS Efficacy

□	Beta Test Background
□	Houston Area Hospital
□	6 Months of data
□	Internal Metrics: 65% compliance

o	Beta Results

□	Hygiene compliance rose by 92%
□	Sustained efficacy
□	High reliability equipment performance

o	Now Covid-19 contract tracing capable
o	Now LTE/5G capable for public deployment
o	Connecticut Children’s is implementing HEMS/IRMS immediately

●	RPM has been validated and is in use in 29 Offices in Houston area

o	Current project run rate will exceed $20M in 12 month

o	CMS payments established for RPM / improving for 2021
o	Ready for IMMEDIATE nationwide 1099 Contract Sales Launch

●	No FDA requirements for any component of systems. All accessories for RPM have received FDA 510K

●	Positioned for immediate full-scale commercialization and sales

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 Revenue Model

Nouslogic’s revenue streams are (1) hospital revenue, (2) food franchise revenue, (3) hotel revenue, (4) independent dining revenue, and (5) other (grocery stores, etc.). For each of these revenue streams, the Company will generate revenue in three ways: (1) installation revenue, (2) DB revenue, and (3) service revenue.

Sales Projections

Total Sources	5,500,000	100.00% Total Uses			5,500,000	100.00%
Sales Summary
Year	Year 1	Year 2	Year 3	Year 4	Year 5	5-Year Sum
Hospital Revenue (Installation)	2,437,614	9,489,376	14,939,597	20,820,417	32,323,749	80,010,753
Hospital Revenue (Database)	210,772	2,908,797	7,974,702	15,364,805	26,380,279	52,839,354
Hospital Revenue (Service)	19,570	269,014	737,421	1,421,323	2,440,732	4,888,060
Food Franchise Revenue (Installation)	500,000	2,000,000	2,166,667	7,000,000	12,458,333	24,125,000
Food Franchise Revenue (Database)	115,714	425,000	1,300,000	2,912,500	5,631,250	10,384,464
Food Franchise Revenue (Service)	1,830	55,327	288,244	877,619	2,091,682	3,314,702
Hotel Revenue (Installation)	135,000	540,000	1,080,000	1,890,000	3,105,000	6,750,000
Hotel Revenue (Database)	10,125	114,750	351,000	786,375	1,520,438	2,782,688
Hotel Revenue (Service)	—	14,938	77,826	236,957	564,754	894,475
Independent Dinning Revenue (Installation)	1,200,000	4,800,000	9,600,000	9,600,000	27,600,000	52,800,000
Independent Dinning Revenue (Database)	494	1,020,000	3,120,000	6,990,000	13,515,000	24,645,494
Independent Dinning Revenue (Service)	4,393	132,786	691,786	2,106,286	5,020,036	7,955,286
Other ( Grocery etc..) Revenue (Installation)	95,000	380,000	760,000	1,219,167	2,185,000	4,639,167
Other ( Grocery etc..) Revenue (Database)	7,125	80,750	247,000	525,667	1,036,688	1,897,229
Other ( Grocery etc..) Revenue (Service)	348	10,512	54,766	163,630	384,535	613,792
RPM Revenue (Installation)	2,720,000	15,150,000	20,070,000	26,865,000	54,000,000	118,805,000
RPM Revenue (database)	4,575,488	60,165,792	152,622,528	285,773,448	531,436,368	1,034,573,624
Subtotal	12,033,474	97,557,042	216,081,537	384,553,194	721,693,842	1,431,919,088

Exit Strategy

Nouslogic has identified a Merger & Acquisition strategy as the preferred exit plan. The Company anticipates a potential M&A opportunity with one of their sales partners. In addition to an M&A, Nouslogic has identified technology liquidation as a possible strategy in the event of a negative contingency.

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MARKET & COMPETITION

Target Market

Nouslogic is targeting the USD $1 billion hospital market, USD $10B Physician pracitce market and the USD $4 billion food and hospitality market. In 2015 the Center for Medicare & Medicaid Studies (‘CMS’) initiated the Hospital Acquired Condition Reduction Program (‘HACRP’). The program aimed to reduce hospital acquired infections by holding poor performing organizations fiscally accountable and penalizing the lowest quartile of hospitals with a 1% reduction in their Medicare reimbursement. These penalties can amount to millions of dollars per year for a small to mid-sized hospital, and the reduction in funding makes implementation of compliance programs fiscally challenging as less money is available to allocate to such programs. With over 6,210 hospitals in the United State with an average of 36,510,207 being admitted in 2019 alone, there has been a high demand for cleaner medical facilities across the nation. This demand has increased exponentially in 2020, due to the Covid-19 pandemic. With regulators making compliance even more difficult hospitals have become a continually watchful eye that could lead to even greater fees and penalties. Additionally, it will reduce the number of deaths related to in-hospital acquired infections.

In late 2019 CMS authorized 4 CPT codes to provide monthly payments to physicians for using Remote Patient Monitoring in support of Medicare patients. The COVID pandemic and subsequent lock down only further incentivized this use and reimbursement. The growth potential in this segment is unparalleled as demonstrated by Nouslogic’s Beta test which captured 29 accounts in 4 months and which yield a projected run rate of $20M after 1 year.

Demand Generators

●	Covid-19: Massive public response to covid-19 pandemic places an enormous emphasis on hygiene compliance. Nouslogic addresses this issue with technology for compliance and patient tracing.

●	HACRP: Medicare now penalizes the bottom 20% of hospitals for patient infections acquired while admitted by repatriating Medicare payments. Deploying Nouslogic’s system reduces the infections acquired in hospital, ultimately saving hospitals millions of dollars in revenue that would otherwise be repatriated back to Medicare.

●	Legislation: State and federal legislation mandating hygiene compliance technology is anticipated. Nouslogic is positioned to take advantage of state and federal requirements.

●	CPT Code and reimbursement established by CMS for 2020 and recently reconfirmed for 2021.

Competitive Advantage & Differentiators

Nouslogic has significant patent protection around its core technology having been granted two patents and one provisional at this time. The single largest potential competitor (Swipe Sense) is currently under lawsuit for patent infringement and does not enjoy the level of protection of Nouslogic. With significant patent protection as well as trade knowledge it is unlikely that any competitor could find legal standing to challenge Nouslogic. The core technology developed by Nouslogic is not only protected but would take years to independently develop as over 5 years or R&D and 30 years of industry experience were needed to produce the HEMS system.

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The hygiene market is highly fragmented. Currently multiple companies provide various components for hand hygiene within the hospital market. Cardinal, Mckeeson, Purell, and dozens of others compete for dispensers and soap. If those companies were to attempt to create their own compliance system, they would largely be limited to their existing customer base.

HEMS and other RTLS sales are largely governed by C-suite decision makers. Though an early stage company may have the ability to develop technology that can provide similar solutions to the HEMS architecture, it is highly difficult for them to actively sell in this space. This is due largely to the fact that large scale hospital infrastructure and software contracts are controlled by the larger players in the MedTech field – Stryker, Cardinal, McKeenson, etc. Without an ability to work with these companies a strong barrier to entry exists. Nouslogic, however, has relationships with executives at many of these companies and is pursuing a partnership strategy that will turn this barrier to entry into a strategic advantage.

Competitors

Company	Product Name	Wireless Architecture Type	Dispensor Compatable	Cost	Installation Complexity	Accuracy	Additional Remarks	Competitve Assesment
Hygreen Inc.	Hygreen	RFID	Yes - additional components	High	High	High	Protocal changes required of HCP for accuracy	Low Threat
Proventix Systems	nGage	RFID	No	Moderate	High	Moderate	Requires Proprietary Dispensor	Low Threat
General Sensing	Medsense Clear	RFID	No	High	High	High	Limited Real Time Capability / Requires external partner	Low Threat
Biovigil Hyigene Technologies	Biovigil Hand Hygiene Compliance & Surveillance System	Current: RFID / IR Next Gen: BLE / IR	Yes	Moderate	High	High	Significant changes to infrastructure required	Moderate Threat
Centrex	Hand Hygine Solution	Low Power RF	Yes	High	High	High (Hybrid)	Good Accuracy	Moderate Threat
HandGiene Corp.	HandGiene HHMS (Hand Hygiene Monitoring System)	RFID	Yes	High	Moderate	High	Requires Proprietarry Dispensor	Low Threat
UltraClenz	Patient Safeguard System (PSS)	Proprietrary Tech	Yes	Moderate	Moderate	High	Requires Proprietarry Beacon	Low Threat
Nouslogic	Hand Hygine Complaince System (HHCS)	BLE / Gen IR	Yes	Low	Moderate	High (Hybrid)	BLE Mesh Tech Cost / scalability / acuracy advantage	Benchmark

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VALUATION & COMPARABLES[1]

Valuation	Weighted Average			Type	Valuation	Weight		DCF Input Assumptions	STAT
Post Money	39,694,711			Market Capitalization	$8,148,000.00	50.00%		BETA	2
				Book Value	$10,000,000.00	34.00%		Discount Rate	19.47
				Market Comparisons	$29,666,666.67	14.16%		EBITDA Multiple	10.7
				DCF	$1,522,821,226.53	1.84%		Treasury Bond Rate	1.60%

				POST MONEY
Market Capitalization				Book Value		Market Comparisons		DCF
	Percent	Shares	Capitalization	Assets	EY
Founders	52.08%	500,000	20,370,000	Cash & Equivalents	5,000,000	SwipeSense	48,000,000	Year 1 FCF	3,329,981
Others (F/F Round)	6.74%	64,751	2,637,956	FFE		Teletracking	60,000,000	Year 2 FCF	36,060,830
Seed (Atraza/Solis)	6.28%	60,337	2,458,129	Equity in 3rd party Co’s.		Biovigil	70,000,000	Year 3 FCF	79,688,075
Series A	14.06%	135,000	5,499,900	Intellectual property	5,000,000			Year 4 FCF	147,166,532
Company Pool	20.83%	200,000	8,148,000		10,000,000	Subtotal	178,000,000	Year 5 FCF	293,085,901
Post Series A Shares	100%	960,088	18,743,985
				Liabilities
				Account Payables
				Other Current Liabilities
					—			Discount Rate	19.47%
								1	2,787,295
				Owner Equity	20,370,000			2	25,264,924
								3	46,732,256
	Series A Share Price	$40.74						4	39,116,310
						Average	59,333,333.33	5	120,420,551
						Reduction for Stage 50%		Terminal Value	1,288,499,891
				Balance	10,000,000
	Market Cap	8,148,000		Book Value	10,000,000	Comparative Value	29,666,667	DCF Value	1,522,821,226.53

				PRE MONEY
Market Capitalization				Book Value		Comparatives		DCF
	Percent	Shares	Capitalization	Assets	EY	Comparatives
Hoang Nhu	55.99%	350,000	1,762,632	Cash & Equivalents		SwipeSense	48,000,000	Year 1 FCF	3,329,981
Vu Theriot	24.00%	150,000	755,414	FFE		Teletracking	60,000,000	Year 2 FCF	36,060,830
Other Investors	10.36%	64,751	326,092	Equity in 3rd party Co’s.		Biovigil	70,000,000	Year 3 FCF	79,688,075
Gustavo Artaza	4.95%	30,942	155,827	Intellectual property	5,000,000			Year 4 FCF	147,166,532
Manual Solis	4.70%	29,395	148,036		5,000,000	Subtotal	178,000,000	Year 5 FCF	293,085,901
		625,088	3,148,000
				Liabilities
				Account Payables
				Other Current Liabilities
					—			Discount Rate	19.47%
								1	2,787,295
				Owner Equity	2,518,045			2	25,264,924
								3	46,732,256
	Share Price	$5.04		Balance	5,000,000			4	72,239,312
				Book Value	5,000,000	Average	59,333,333.33	5	120,420,551
						Reduction for Stage 50%		Terminal Value	1,288,499,891
	Market Cap	3,148,000		Book Value	5,000,000	Comparative Value	29,666,667	DCF Value	1,555,944,228.11

**Unaudited, by management

[1]Source: Nouslogic Financial Model 10.18.2020.xls

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FINANCIAL PROJECTIONS

Profit & Loss Projections

**Source: Nouslogic Financial Model 10.08.2020.xls

Year	Year 1	Year 2	Year 3	Year 4	Year 5	5-Year Sum
Hospital Revenue (Installation)	2,437,614	9,489,376	14,939,597	20,820,417	32,323,749	80,010,753
Hospital Revenue (Database)	210,772	2,908,797	7,974,702	15,364,805	26,380,279	52,839,354
Hospital Revenue (Service)	19,570	269,014	737,421	1,421,323	2,440,732	4,888,060
Food Franchise Revenue (Installation)	500,000	2,000,000	2,166,667	7,000,000	12,458,333	24,125,000
Food Franchise Revenue (Database)	115,714	425,000	1,300,000	2,912,500	5,631,250	10,384,464
Food Franchise Revenue (Service)	1,830	55,327	288,244	877,619	2,091,682	3,314,702
Hotel Revenue (Installation)	135,000	540,000	1,080,000	1,890,000	3,105,000	6,750,000
Hotel Revenue (Database)	10,125	114,750	351,000	786,375	1,520,438	2,782,688
Hotel Revenue (Service)	—	14,938	77,826	236,957	564,754	894,475
Independent Dinning Revenue (Installation)	1,200,000	4,800,000	9,600,000	9,600,000	27,600,000	52,800,000
Independent Dinning Revenue (Database)	494	1,020,000	3,120,000	6,990,000	13,515,000	24,645,494
Independent Dinning Revenue (Service)	4,393	132,786	691,786	2,106,286	5,020,036	7,955,286
Other ( Grocery etc..) Revenue (Installation)	95,000	380,000	760,000	1,219,167	2,185,000	4,639,167
Other ( Grocery etc..) Revenue (Database)	7,125	80,750	247,000	525,667	1,036,688	1,897,229
Other ( Grocery etc..) Revenue (Service)	348	10,512	54,766	163,630	384,535	613,792
RPM Revenue (Installation)	2,720,000	15,150,000	20,070,000	26,865,000	54,000,000	118,805,000
RPM Revenue (database)	4,575,488	60,165,792	152,622,528	285,773,448	531,436,368	1,034,573,624
Subtotal	12,033,474	97,557,042	216,081,537	384,553,194	721,693,842	1,431,919,088
Financial Summary
(In USD)
COGS - Direct Labor, Referral Fees,	(5,545,117)	(47,639,429)	(109,613,289)	(192,123,018)	(343,805,602)	(698,726,454)
Operating Profit	6,488,357	49,917,613	106,468,248	192,430,176	377,888,241	733,192,634
Gross Operating Profit	53.92%	51.17%	49.27%	50.04%	52.36%	51.20%

Expenses (Overhead)	288,020	316,822	348,504	383,355	421,690	1,758,391
Payroll Costs	1,358,970	3,265,350	4,491,060	4,926,600	5,554,920	19,596,901
Marketing	626,200	688,820	757,702	833,472	916,819	3,823,014
EBITDA	4,215,166	45,646,620	100,870,982	186,286,749	370,994,811	708,014,329
EBITDA Margin %	35.03%	46.79%	46.68%	48.44%	51.41%	49.45%
Post EBITDA Adjustments
Tax @ 21% (Loss Carry)/Depreciation/Interest	(885,185)	(9,585,790)	(21,182,906)	(39,120,217)	(77,908,910)	(148,683,009)
Net Income (Free Cash Flow)	3,329,981	36,060,830	79,688,075	147,166,532	293,085,901	559,331,320
NP Margin %	27.67%	36.96%	36.88%	38.27%	40.61%	39.06%

MANAGEMENT TEAM

Management

Hoang Nhu, Co-Founder & Chief Technology Officer

●	30+ years in technology and communications industries
●	Previously held executive engineering positions for companies including Hewlett Packard & Broadcom
●	Numerous patents in IT space including multiple to support Nouslogic’s Healthcare Event Management System
●	Undergraduate engineering degree from California Polytech, graduate engineering degree from University of Washington

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Dr. Vu Theriot, Co-Founder, President, & Chief Medical Officer

●	25+ years of experience in family medicine
●	Expertise in communicable disease
●	Undergraduate Chemical Engineering degree from the University of Houston
●	MD from the Baylor College of Medicine

Gavin West, Business Advisor, Incoming CEO

●	20+ years of leadership experience in both Fortune 500 and early stage companies
●	Led/advised Gen1 Research, Hydor Healthcare, PerSys Medical, Envoy Medical, Revent Medical
●	Undergraduate degree from the United States Naval Academy
●	Graduate of Johns Hopkins Carey School of Business
●	Former Marine Officer with multiple combat tours in infantry, intel, and special operations roles

RISK FACTORS

RISK FACTORS

The overall risk for entry into the RTLS segment is relatively low compared to other offerings in the healthcare sector. As an FDA Exempt device that does not directly interact with patients, even though it contributes to their wellbeing, HEMS has no FDA reporting or compliance requirements. This is a marked advantage over other entries into patient management and significantly reduces the risk of recall, lawsuit, and general consumer scrutiny.

APPENDIX

Capitalization Table

Nouslogic Capitalization Table
Shareholder	Founders / F&F	Seed	Series A	Total	Percent of Total
Hoang Nhu	350,000			350,000	36.45%
Vu Theriot	150,000			150,000	15.62%
Other Investors	64,751			64,751	6.74%
Company Incentive Pool (Unassigned)			200,000	200,000	20.83%
Gustavo Artaza		30,942		30,942	3.22%
Manual Solis		29,395		29,395	3.06%
Series A (Current Offering)			135,000	135,000	14.06%
Total	564,751	60,337	335,000	960,088	100.00%

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Historical Financials

Historical Balance Sheet

Balance Sheet:	Consolidated
Currency:	USD
Unaudited:	By Management

			Historical
	2016	2017	2018	2019	2020 YTD

Assets
Cash & Cash Equivalents	1,890	601,513	294,344	40,267	11,157
Accounts Receivable	—	—	—	—	—
Inventory	—	—	—	—	—
Prepaid Expenses	—	—	—	—	—
Short-Term Investments	—	—	—	—	—
Other Current Assets	1,000	—	—	—	—
Current Operating Assets	2,890	601,513	294,344	40,267	11,157

Long-Term Investments	—	—	—	—	—
Property, Plant, & Equipment	22,720	22,720	2,579	—	2,579
(Less Accumulated Depreciation)	(3,393)	(9,151)	—	—	—
Intangible Assets	2,950	2,950	—	—	—
(Less Accumulated Amortization)	(361)	(558)	—	—	—
Other Long-Term Assets	—	—	—	—	—
Fixed (Long-Term) Assets	21,916	15,961	2,579	2,579	2,579

Total Assets	24,806	617,474	296,922	42,846	13,735

Liabilities and Owner’s Equity
Accounts Payable	—	—	(1,958)	(2,256)	(2,525)
Short-Term Loans	—	—	—	—	—
Income Taxes Payable	—	—	—	—	—
Accrued Salaries & Wages	—	—	—	—	—
Unearned Revenue	—	—	—	—	—
Current Portion of Long-Term Debt	—	—	—	—	—
Other Current Liabilities	3,406	1,350	—	—	—
Current Liabilities	3,406	1,350	(1,958)	(2,256)	(2,525)

Long-Term Debt	225,000	1,225,000	1,225,000	1,225,000	1,225,000
Deferred Income Tax	—	—	—	—	—
Other Long-Term Liabilities	—	—	—	—	—
Long-Term Debt	225,000	1,225,000	1,225,000	1,225,000	1,225,000

Common Stock	1,000	1,000	—	—	—
Retained Earnings	(204,600)	(611,875)	(926,120)	(923,898)	(1,208,740)
Current Year Earnings	—	—	—	(256,000)	—
Other Owner’s Equity	—	1,999	—	—	—
Owner’s Equity	(203,600)	(608,876)	(926,120)	(1,179,898)	(1,208,740)

Total Equities and Liabilities	24,806	617,474	296,922	42,846	13,735

**2020 YTD is January 1, 2020-July 14, 2020

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Historical Profit & Loss

P&L:	Consolidated
Currency:	USD
Unaudited:	By Management

	Historical
	2016	2017	2018	2019
Hospital	—	—	—	—
Food Franchise	—	—	—	—
Hotel	—	—	—	—
Independent Dinning	—	—	—	—
Other ( Grocery etc..)	—	2,808	958	27,576
Total Net sales	—	2,808	958	27,576
Y-o-Y growth (%)		0.0%	(65.9%)	2777.8%

Cost of Sales	—	—	191,455	189,420
SG&A	108,213	403,123	67,399	67,798
Marketing	—	202	1,286	652
Salaries & Benefits	—	—	44,690	25,607
Total operating expenses	108,213	403,325	304,830	283,477
% of total sales	0.0%	14363.4%	31811.4%	1028.0%
EBITDA	(108,213)	(400,517)	(303,872)	(255,901)
% of total sales	0.0%	(14263.4%)	(31711.4%)	(928.0%)
Other Income / (Expense)	(3,393)	(5,758)	—	(100)
PRETAX Income (EBT)	(111,606)	(406,275)	(303,872)	(256,001)
% of total sales	0.0%	(14468.5%)	(31711.4%)	(928.3%)
Income Taxes	—	—	—	—
Net Income	(111,606)	(406,275)	(303,872)	(256,001)
% of total sales	0.0%	(14468.5%)	(31711.4%)	(928.3%)

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DISCLAIMER

US Capital Global Investment Management, LLC (“USCGIM”), the investment manager of the offering, US Capital Global Securities, LLC (“USCGS”), a SEC registered broker-dealer and member of FINRA/SIPC and placement agent for this offering, and Noulogic Healthcare, Inc., the issuer, are affiliated entities (the “Affiliates”). USCGS or its affiliates may provide advice to, be compensated by, or may from time to time acquire, hold or sell a position in the securities of, the Company.

This document does not constitute an offer to sell or a solicitation of an offer to buy any security and may not be relied upon in connection with the purchase or sale of any security. Any offer would only be made by means of a formal confidential information memorandum, private placement memorandum, or similar offering documents (“Offering Documents”). Offers and sales will be made only in accordance with applicable security laws and pursuant to the Offering Documents, operating agreement, subscription agreement, and other definitive documentation.

The information set forth herein has been obtained from the Company and does not purport to be complete and is subject to change. Projections and other forward-looking information as to events that may occur in the future (including projections of revenue, expense, net income and stock performance) are based on information provided by the Company and other publicly available information as of the date of this document. There is no guarantee that any of these estimates or projections will be achieved. Additionally, past performance is not necessarily indicative of future results, and there can be no assurance that targeted or projected returns will be achieved, or that the Company will achieve comparable results.

USCGS has not independently verified any of the information, including the financial estimates and projections, contained herein. This document is qualified in its entirety by all of the information set forth in the Offering Documents, including without limitation all of the cautionary statements and the sections addressing risk factors and potential conflicts of interest. The Offering Documents must be read carefully in its entirety prior to investing. This document does not constitute a part of the Offering Documents.

The principals of each Affiliate also own and control, either directly or indirectly, each other Affiliate. Conflicts of interest may arise in connection with the principals’ control of the Affiliates. Investors should be aware that these, and other conflicts of interest relating to the Affiliates, are permitted under the terms of the operating agreements between the Affiliates, which are referenced in the Offering Documents. You should not invest unless you are willing to accept these conflicts of interest and the associated risk.

For more information please contact our investor relations team:

Tony Drexel Smith

Managing Director, at US Capital Global Advisors, LLC

Email: TSmith@uscapglobal.com

Phone: +1 702-960-2607

Securities offered through US Capital Global Securities LLC (“USCGS”), a SEC Registered Broker Dealer

and member of FINRA and SIPC. The information has been obtained from the company referenced and does not purport to be complete. USCGS makes no representations or warranties, as to the accuracy, timeliness or completeness of the information. This does not constitute a solicitation of an offer to purchase any security. Any such offer or solicitation shall be made only pursuant to the confidential private placement memorandum. This document is intended solely for the addressee(s) and may not be redistributed without the prior permission of USCGS. View USCGS’ Form CRS at www.uscgs.com/crs.html.

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PART III - EXHIBITS

2.1	Articles of Incorporation
2.2	Bylaws
13.1	1 page Tear Sheet
13.2	Information Deck
16	Signature & Affidavit

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on December 28, 2020.

Nouslogic, Inc.

By: /s/ Gavin West
Gavin West, Chief Executive Officer

This offering statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Position	Date

/s/ Gavin West	CEO	December 29, 2020
Gavin West

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